                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Bemis Company, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                               [LETTERHEAD]

                                                          March 26, 1999

Dear Stockholders:

This year we are holding the Annual Meeting of Bemis Company, Inc. in a new location: The Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota. The meeting will be held on Thursday, May 6, 1999, at 9:00 a.m. You are cordially invited to attend. There will be a report on Bemis results in 1998 and comments on the upcoming year. There is also ample opportunity both before and after the meeting to meet and talk informally with the directors and officers of the Company. We hope you are able to attend. Whether or not you can attend the meeting, please take the time to vote your proxy.

On behalf of the Board of Directors and all Bemis employees, thank you for your continued support of, and confidence in, the Bemis Company.


                                        Sincerely,

                                        /s/ John H. Roe, III

                                        John H. Roe, III
                                        Chairman and Chief Executive Officer

                                BEMIS COMPANY, INC.

                              NOTICE OF ANNUAL MEETING
                                   OF STOCKHOLDERS
                               TO BE HELD MAY 6, 1999


The Annual Meeting of Stockholders of Bemis Company, Inc. will be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Thursday, May 6, 1999, at 9:00 a.m., Central Daylight Time, for the following purposes:

         1.  To elect three directors for a term of three years.

         2. To vote on ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company.

         3. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business March 19, 1999, will be entitled to receive notice of and to vote at the meeting.


                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ Scott W. Johnson

                                            Scott W. Johnson, Secretary


March 26, 1999




            PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

                               BEMIS COMPANY, INC.

                       222 SOUTH NINTH STREET, SUITE 2300

                          MINNEAPOLIS, MINNESOTA 55402

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 6, 1999

                SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of Bemis Company, Inc. (the "Company"), in connection with the Annual Meeting of Stockholders to be held on Thursday, May 6, 1999. The shares represented by all properly executed proxies received by the Company prior to the meeting and not revoked will be voted in accordance with the instructions of the stockholder. A proxy may be revoked by the person executing it at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

All costs of soliciting proxies will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses incurred by them. Proxies may be solicited personally, by mail, by telephone, by telecopy, by internet, or by telegraph by directors, officers or other regular employees of the Company without remuneration other than regular compensation. The Company has engaged the firm of Morrow & Co., Inc. to assist in the proxy solicitation effort at a total anticipated cost of approximately $6,500.

The mailing address of the principal executive offices of the Company is 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402. This Proxy Statement and the form of proxy which is enclosed are being mailed to stockholders commencing on or about March 26, 1999.

          RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Only stockholders of record at the close of business March 19, 1999, will be entitled to vote at the meeting. On March 1, 1999, the Company had outstanding 52,311,314 shares of Common Stock. Each share entitles the stockholder of record to one vote. In connection with the election of directors, stockholders may exercise cumulative voting.

As set forth below, at the meeting stockholders will elect a class consisting of three directors for a three-year term expiring in 2002. As provided by Missouri law and the Company's Bylaws, under cumulative voting each stockholder has the right in the election of directors to cast as many votes as equal the number of voting shares held, multiplied by the number of directors to be elected at the meeting. A stockholder may cast all his or her votes for one nominee in the class or distribute them among as many nominees in the class as he or she chooses. The three nominees having the highest number of votes will be elected as directors to serve a three-year term expiring in 2002.

Unless otherwise specified in the proxy, a proxy solicited by the Board of Directors will be voted for the three nominees set forth herein, or votes will be cumulated for any or all of the nominees, in such manner as the proxies, in their discretion may determine. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to a vote of the stockholders. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered as voted for the purpose of determining the approval of such matter.

                      OWNERSHIP OF THE COMPANY'S SECURITIES

The only person known to the Company to beneficially own as of March 1, 1999, more than 5 percent of the outstanding Common Stock of the Company is set forth in the following table.


                                             NUMBER OF SHARES                  PERCENT OF
BENEFICIAL OWNER                            BENEFICIALLY OWNED             OUTSTANDING SHARES
----------------                            ------------------             ------------------
U.S. Bancorp                                   4,207,632 (1)                     8.04%
601 Second Avenue South
Minneapolis, MN  55402


(1) Based on information as of December 31, 1998, contained in a Form 13G filed by such beneficial owner with the Securities and Exchange Commission. This includes 2,702,954 shares held as Trustee of the Bemis Investment Incentive Plan 401(k).

Set forth below is certain information regarding the beneficial ownership of Common Stock of the Company as of March 1, 1999, by each director, each executive officer of the Company named in the Summary Compensation Table on page 6 of this Proxy Statement, and all directors and executive officers of the Company as a group.


                                                     NUMBER OF SHARES                      PERCENT OF
BENEFICIAL OWNER                                BENEFICIALLY OWNED (1) (2)             OUTSTANDING SHARES
----------------                                --------------------------             ------------------
Winslow H. Buxton                                           6,000                               *
Jeffrey H. Curler                                         704,731 (3)                         1.34%
Benjamin R. Field                                         285,425                               *
Robert A. Greenkorn                                        40,000                               *
Scott W. Johnson                                          155,391                               *
Loring W. Knoblauch                                         8,212                               *
Nancy Parsons McDonald                                    300,288 (4)                           *
Robert F. Mlnarik                                         353,416                               *
Roger D. O'Shaughnessy                                     10,000                               *
Edward N. Perry                                            52,840                               *
John H. Roe                                             1,360,028 (5)                         2.60%
Thomas L. Sall                                            145,320                               *
C. Angus Wurtele                                           10,000                               *

All directors and executive officers as a
   group (16 persons)                                   3,631,513                             6.94%


*LESS THAN 1 PERCENT (1%)

(1) Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting and investment power with respect to such shares.

(2) Includes shares which the following persons have a right to acquire upon exercise of stock options pursuant to the 1987 Bemis Stock Option Plan and the 1994 Stock Incentive Plan as follows: Winslow H. Buxton (5,000 shares); Jeffrey H. Curler (271,039 shares); Benjamin R. Field (127,438 shares); Scott W. Johnson (101,295 shares); Loring W. Knoblauch (5,000 shares); Nancy Parsons McDonald (5,000 shares); Robert F. Mlnarik (174,363 shares); Roger D. O'Shaughnessy

     (5,000 shares); Edward N. Perry (5,000 shares); John H. Roe (309,258 shares); Thomas L. Sall (63,548 shares); C. Angus Wurtele (5,000 shares); and all directors and executive officers as a group (1,178,473 shares). Also includes grants under the 1984 Bemis Stock Award Plan made subject to restrictions which have not as yet lapsed to Robert F.
     Mlnarik (50,000 shares); Thomas L. Sall (20,000 shares) and to all executive officers as a group (87,000 shares). Also includes performance based restricted stock award grants under the 1994 Bemis Stock Incentive Plan which are dependent upon the Company achieving certain sales and earnings per share objectives as follows: Jeffrey H. Curler (20,721 shares); Benjamin R. Field (13,008 shares); Scott W. Johnson (13,008 shares); Robert F. Mlnarik (18,933 shares); John H. Roe (33,882 shares); Thomas L. Sall (3,672 shares); and all directors and executive officers as a group (113,687 shares). Also includes grants under the Company's Time Accelerated Restricted Stock Award Program (TARSAP) as follows: Jeffrey H. Curler (14,897 shares); Benjamin R. Field (32,275 shares); Scott W. Johnson (6,455 shares); John H. Roe (24,331 shares); Thomas L. Sall (9,310 shares); all executive officers as a group (96,058 shares). Also includes shares held by the Trustee of the Bemis Investment Incentive Plan as follows:
     Jeffrey H. Curler (11,435 shares); Benjamin R. Field (10,857 shares); Scott
     W. Johnson (1,470 shares); Robert F. Mlnarik (5,798 shares); John H. Roe (14,495 shares); Thomas L. Sall (5,930 shares); and all directors and executive officers as a group (59,343 shares).

(3)  Includes 107,865 shares in a trust of which Mr. Curler is a co-trustee.

(4) Includes 164,066 shares in trusts in which Mrs. McDonald has a beneficial interest.

(5) Includes 320,000 shares in a trust of which Mr. Roe is co-trustee, 72,414 shares owned by Mr. Roe's wife and 80,000 shares in a trust of which Mr. Roe's wife is a co-trustee in which he disclaims any beneficial interest.

                      INFORMATION WITH RESPECT TO DIRECTORS

Directors are divided into three classes elected on a staggered basis for terms of three years. The Company has nominated three persons to the class of directors to be elected at the meeting. Persons elected will hold office for a three-year term expiring in 2002 and will serve until their successors have been duly elected and qualified.

DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2002

JOHN H. ROE, 59                                            Director Since 1978
Mr. Roe is Chairman, a position he has held since 1996, and Chief Executive Officer of the Company, a position he has held since 1990. He is also a director of the Andersen Window Company. He is Chair of the Executive and Finance Committee.

EDWARD N. PERRY, 52                                        Director Since 1992
Mr. Perry has been engaged in the private practice of law in the Boston, Massachusetts area since 1982 and has been a partner at Perkins, Smith & Cohen, LLP since 1990. He is a member of the Audit Committee, the Community Relations Committee and the Nominating Committee.

LORING W. KNOBLAUCH, 57                                     Director Since 1993
Mr. Knoblauch became President and Chief Executive Officer of Talon Automated Equipment Company in 1997. Talon is a manufacturer of food processing equipment. From 1994 to 1997, Mr. Knoblauch was President-International of Hubbell Incorporated a manufacturer of electrical products for the construction industry and electric power companies. From 1974 to 1994, he was an executive with Honeywell, Inc., a provider of control components, products, systems and services. He is Chair of the Audit Committee and a member of the Nominating Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

ROBERT A. GREENKORN, 70                                     Director Since 1984
Professor Greenkorn became the R. Games Slayter Distinguished Professor of Chemical Engineering at Purdue University and Vice President of the Purdue University Research Foundation in 1995. He was previously Vice President for Research and Dean of the Graduate School at Purdue University, positions he held for more than the preceding five years. He is a member of the Audit Committee, the Community Relations Committee and the Nominating Committee.

ROBERT F. MLNARIK, 58                                       Director Since 1992
Mr. Mlnarik is Vice Chairman of the Company, a position he has held since 1996. Since 1987 he has also served as Chief Executive Officer of Morgan Adhesives Company, a subsidiary of the Company. He is a member of the Executive and Finance Committee.

WINSLOW H. BUXTON, 59                                       Director Since 1993
Mr. Buxton is Chairman, President and Chief Executive Officer of Pentair, Inc., a diversified manufacturing company which sells general industrial equipment and specialty products. He has been President and Chief Executive Officer since 1992 and Chairman since 1993. He was Chief Operating Officer from 1990 to 1992. He has been a director of Pentair since 1990 and a director of the Toro Company since February 1998. He is Chair of the Compensation Committee and a member of the Executive and Finance Committee and the Nominating Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

NANCY PARSONS McDONALD, 60                                  Director Since 1982
Mrs. McDonald is a director of Hillcrest Corporation, a position she has held for more than the past five years. She is Chair of the Community Relations Committee and a member of the Audit Committee and the Nominating Committee.

JEFFREY H. CURLER, 48                                      Director Since 1992
Mr. Curler is President of the Company, a position he has held since 1996, and Chief Operating Officer, a position he has held since 1998. From 1982 to 1995 he served as President of Curwood, Inc., a subsidiary of the Company. Mr. Curler is also a director of Valspar Corporation and is a member of the Executive and Finance Committee.

C. ANGUS WURTELE, 64                                       Director Since 1994
Mr. Wurtele is a director of Valspar Corporation, General Mills, Inc. and I.D.S. Mutual Funds Group. He is a member of the Compensation Committee, the Executive and Finance Committee and is Chair of the Nominating Committee.

ROGER D. O'SHAUGHNESSY, 55                                  Director Since 1997
Mr. O'Shaughnessy is President and Chief Executive Officer of Cardinal IG Company, a private manufacturer of glass, including insulating glass units for window manufacturers. He has held this position for more than the past five years. He is a member of the Compensation Committee, the Executive and Finance Committee and the Nominating Committee.

COMPENSATION OF DIRECTORS

Each director who is not an officer of the Company is paid an annual fee of $40,000. The chairs of the Committees of the Board receive an additional $2,500. Under the Company's Long-Term Deferred Compensation Plan, directors may defer all, or a part of, their compensation and four directors elected to do so in 1998. Directors who are not officers of the Company and who have not been officers of the Company receive an option to purchase 5,000 shares of Common Stock of the Company at the time they become directors with an exercise price equal to the market value on the date of grant. Each such option is for ten years and is exercisable at the market price one year from the date of grant. Directors who are officers of the Company receive no compensation for service on the Board of Directors.

None of the Company's directors receives any additional fees for attending meetings or for any other reason or consultancy compensation of any kind for services to the Corporation, nor does any director receive any pension or retirement benefit for services rendered as a director.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held four meetings during the year ended December 31, 1998. All directors except Mr. Mlnarik attended at least 75 percent of Board meetings and meetings of committees on which they served. The Board of Directors has an Executive and Finance Committee, an Audit Committee, a Community Relations Committee, a Compensation Committee and a Nominating Committee.

The Executive and Finance Committee did not meet in 1998. It has such powers as are delegated to it by the full Board and in addition reviews finance matters and makes recommendations thereon to the Board.

The Audit Committee held two meetings in 1998. It reviews the scope and procedures used in auditing the Company's books and reviews the Company's financial statements with management, the internal audit staff and independent auditors. It also recommends the engagement of independent auditors to the Board.

The Community Relations Committee held one meeting in 1998. It oversees the activities of the Bemis Foundation, including the appropriate level of corporate giving to the Foundation and the governance of, and dispositions by, the Foundation, and makes recommendations thereon to the Board.

The Compensation Committee held two meetings in 1998. It approves the compensation of the principal officers and also reviews management's recommendations on officer and key employee compensation, company-wide compensation structure, benefit plans and benefit awards.

The Nominating Committee held two meetings in 1998. It recommends nominees for election to the Board of Directors, reviews the performance of the highest ranking officer and other senior officers and recommends to the full Board a successor should the position of highest ranking officer become vacant. The Nominating Committee will consider names of nominees to the Board submitted by stockholders in writing addressed to the attention of the Nominating Committee at the executive offices of the Company in Minneapolis, Minnesota.

COMPLIANCE SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors, executive officers and persons who own more than 10 percent of the Company's Common Stock file initial reports of ownership of the Company's Common Stock and changes in such ownership with the Securities and Exchange Commission. To the Company's knowledge, based solely on a review of copies of forms submitted to the Company during and with respect to 1998 and on written representations from the Company's directors and executive officers, all required reports were filed on a timely basis during 1998.

                 CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

During 1998, the Company's subsidiaries, Curwood, Inc. ("Curwood") Banner Packaging, Inc. ("Banner") and Milprint, Inc., purchased, at market competitive prices, approximately $5,227,000 of cores, pallets and miscellaneous packaging supplies from Centracor, Inc. Centracor also acts as a distributor for Curwood and in 1998, purchased $246,000 of product from Curwood. Centracor is owned by Michael Curler, brother of Jeffrey H. Curler.

During 1998, the Company's subsidiaries, Curwood, Banner and Perfecseal Mankato Corporation, purchased, at market competitive prices, approximately $6,124,000 of rigid film, miscellaneous packaging supplies and laminator and rewinder time from Pacur, Inc. Ron Johnson, brother-in-law of Jeffrey H. Curler, is President of Pacur, Inc.

During 1998, the Company's subsidiary Curwood purchased, at market competitive prices, approximately $154,000 of parts or assemblies from Quality Tool, Inc. which is owned by Bill Roe, brother of John H. Roe.

At the request of the Audit Committee, consisting entirely of outside directors, PricewaterhouseCoopers LLP conducted a review of the above transactions. Based on PricewaterhouseCoopers LLP's report, the Audit Committee determined that these transactions were at least as fair to the Company as if they had been consummated with non-related parties.

                             EXECUTIVE COMPENSATION

The following table shows and sets forth certain information concerning the compensation paid to the Company's Chief Executive Officer and each of its five other most highly compensated executive officers during the last three years.

                           SUMMARY COMPENSATION TABLE
                             AS OF DECEMBER 31, 1998
                             -----------------------


                                               ANNUAL                    LONG-TERM COMPENSATION
                                            COMPENSATION                  AWARDS              PAYOUTS
                                            ------------                  ------              -------
                                                                  RESTRICTED                              ALL OTHER
NAME AND                                                            STOCK         STOCK        LTIP        COMPEN-
PRINCIPAL POSITION          YEAR           SALARY     BONUS (1)   AWARDS (2)     OPTIONS    PAYOUTS (2)   SATION (3)
------------------          ----           ------     ---------   ----------     -------    -----------   ----------
John H. Roe                 1998          $600,000     $279,000      ---           ---          ---           $11,764
Chief Executive Officer     1997           560,000      347,424      ---           ---        $3,524,800       11,675
                            1996           525,000      531,563      ---            81,777      ---            11,675

Jeffrey H. Curler           1998          $440,000     $184,140      ---           ---          ---            $6,520
President                   1997           400,000      223,344      ---            75,000    $1,762,400        6,431
                            1996           375,000      329,906      ---            45,432      ---             6,373

Robert F. Mlnarik           1998          $410,000     $158,875     50,000         ---          ---            $7,425
Vice Chairman               1997           375,000      293,875      ---           ---        $1,762,400       11,550
                            1996           350,000      295,313      ---            45,432      ---            11,400

Scott W. Johnson            1998          $300,000     $136,594      ---           ---          ---            $5,427
Senior Vice President       1997           275,000      133,645      ---           ---          $881,200        5,120
                            1996           255,000      202,247      ---            31,113      ---             4,933

Benjamin R. Field           1998          $300,000     $120,203      ---           ---          ---           $14,972
Senior Vice President       1997           275,000      133,645      ---           ---          $440,600        9,970
                            1996           255,000      202,247      ---            81,777      ---             9,407

Thomas L. Sall              1998          $300,000     $150,253      ---           ---          ---            $7,805
Vice President              1997           242,000      132,526      ---            50,000      $440,600        7,231
                            1996           175,000      122,497      ---           ---          ---             5,861


(1) Includes, for the years indicated, performance bonuses earned pursuant to the Bemis Executive Incentive Plan or for Mr. Sall for 1996 only pursuant to the Curwood Bonus Plan. See "Report of the Compensation Committee" herein. Mr. Mlnarik's 1997 bonus amount includes an additional bonus of $100,000 based on his contribution to the Company's efforts in preparing for, and selling, its packaging machinery operations.

(2) Until 1991, executive officers regularly participated in a broadly based Restricted Stock Award Program which was not performance based. Non-executive officers participated both before and after 1991. Mr. Mlnarik participated in the program in 1998 and received 50,000 shares which had an aggregate value of $2,146,875 on the date of grant based on the Company's closing market price on that date. Grantees receive the stock upon the expiration of the restrictive period (usually six years). The payout amounts shown above for 1997 were for awards made in late 1991. During the restrictive period, grantees receive payments equal to the dividends which would have been paid if the underlying stock had been distributed. As of December 31, 1998, 183 grantees (including Mssrs. Mlnarik and Sall) held grants for 907,307 shares of restricted stock that was not performance based with an aggregate value of $34,420,959.31, based on the Company's closing market price on such date. The six named executive officers also hold performance based restricted stock awards as described in "Long-Term Incentive Plans-Awards in 1998" herein. See "Report of the Compensation Committee" herein.

(3) All other compensation for all named executive officers consists of life insurance premiums paid by the Company and the Company match on the Bemis Investment Incentive Plan, the Company's 401(k) plan, in the following respective amounts for 1998: John H. Roe $8,550 and $3,214; Jeffrey H. Curler $3,306 and $3,214; Robert F. Mlnarik $4,125 and $3,300; Scott W. Johnson $2,212 and $3,214; Benjamin R. Field $11,759 and $3,214; and Thomas L. Sall $4,680 and $3,125.

                                  STOCK OPTIONS

No stock options were granted to any of the executive officers in 1998.

                        AGGREGATED YEAR END OPTION VALUES
                        ---------------------------------


                                            NUMBER OF                                 VALUE OF UNEXERCISED
                                       UNEXERCISED OPTIONS                          IN-THE-MONEY OPTIONS (1)
                                       -------------------                          ------------------------
                                 PRESENTLY            NOT PRESENTLY             PRESENTLY            NOT PRESENTLY
                                EXERCISABLE            EXERCISABLE             EXERCISABLE            EXERCISABLE
                                -----------            -----------             -----------            -----------
John H. Roe                        346,594               27,259                $6,800,245               $153,332
Jeffrey H. Curler                  159,219               15,144                 2,882,774                 85,185
Robert F. Mlnarik                  159,219               15,144                 2,882,774                 85,185
Scott W. Johnson                    81,531               10,371                 1,333,218                 58,337
Benjamin R. Field                   71,531               10,371                   989,479                 58,337
Thomas L. Sall                      16,667               33,333                   -0-                    -0-


 (1) Value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at December 31, 1998 ($37.9375 per share) and the exercise price of the options.

                    LONG-TERM INCENTIVE PLANS-AWARDS IN 1998
                    ----------------------------------------


                                                                                             ESTIMATED FUTURE
                                                                                         PAYOUTS UNDER NON-STOCK
                                 NUMBER OF SHARES,            PERFORMANCE OR         PRICE-BASED PLANS (# OF SHARES)
                                  UNITS OR OTHER            OTHER PERIOD UNTIL       -------------------------------
NAME                              RIGHTS GRANTED           MATURATION OR PAYOUT      THRESHOLD (1)       MAXIMUM (1)
----                              --------------           --------------------      -------------       -----------
John H. Roe                              9,416                  Six Years                4,708              9,416
Jeffrey H. Curler                        6,215                  Six Years                3,108              6,215
Robert F. Mlnarik                        5,341                  Six Years                2,671              5,341
Scott W. Johnson                         3,672                  Six Years                1,836              3,672
Benjamin R. Field                       21,758                  Six Years               10,879             21,758


(1) Grantees of performance based restricted stock awards under the 1994 Bemis Stock Incentive Plan ("Awards") are eligible to receive all of the shares upon the expiration of a six-year restrictive period assuming the Company's achievement of combined annualized sales and earnings per share growth over the six-year performance period. At a designated minimum percentage of combined annualized sales and earnings per share growth, grantees receive 50 percent of their Awards, however, there is no assurance that this threshold will be met. If it is not met there will be no payout of the award. Grantees receive an increasing pro rata share of their Awards for growth from the designated minimum percentage to the designated target percentage, at which point they receive 100 percent of their Awards. During the restrictive period, grantees receive payments equal to the dividends which would have been paid if the underlying stock had been distributed. See "Report of the Compensation Committee" herein.

                   REPORT OF THE BOARD COMPENSATION COMMITTEE

The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of non-employee directors. The Committee is responsible for establishing executive compensation policies and setting the total compensation for all officers, including the most highly compensated officers named in the accompanying tables. Since 1989, the Committee has utilized the services of the firm of Towers Perrin as compensation consultants. The following report describes the Company's executive compensation philosophy and programs. It also discusses the factors considered by the Committee in determining the compensation of the Company's Chief Executive Officer and the other officers for 1998 and the changes the Committee has implemented for 1999 and beyond.

PHILOSOPHY

The Company's executive compensation philosophy has remained the same for several years: to attract, retain and motivate a top quality, experienced, performance-oriented senior management team. The officer compensation program is designed to help meet this important objective.

The guiding principles of the Company's officer compensation program are:

- Create a strong and direct link between officer compensation and the Company's financial and stock performance.

- Provide a fair and competitive base salary, with a bonus opportunity tied to the Company's annual financial performance. Annual bonus awards will vary significantly in relation to changes in financial performance and compensate the officers, as a group, with premium pay for superior financial results, and below average pay for below average financial results.

- Create a significant and meaningful long-term incentive tied to the Company's long-term growth, financial success and return to shareholders. Incentives will vest over a sufficiently long period of time to retain management and encourage long-range planning.

PROGRAM COMPONENTS IN 1998

In 1995, as part of Towers Perrin's comprehensive review of the Company's executive compensation philosophy and programs, Towers Perrin presented information on executive base salaries, bonus and long-term compensation programs of Fortune 500 manufacturing companies which Towers Perrin and the Committee deemed to be comparable to the Company. Factors which the Committee believed to be determinative in selecting comparison companies included size, type of business and geographic location. The Committee felt that this group of comparison companies was preferable to the peer index companies used in the total return performance graph in the Proxy Statement because the peer index companies had such a large range in sales volume ($200,000,000 to over $6,000,000,000) that an executive compensation comparison using those companies would be inappropriate. On the basis of this analysis, the Committee made certain adjustments in both salary and long-term compensation in 1995 which have remained substantially constant through 1998.

The target total cash compensation (salary plus bonus) for officers, including the Chief Executive Officer, was set at the fiftieth percentile of equivalent positions for the comparison companies. The 1998 bonus opportunity for the Chief Executive Officer was 60 percent of salary at target performance which was set at 8 percent improvement in earnings per share over 1997. The bonus opportunity for other officers ranged from 30 to 54 percent. Additionally, the bonus would be increased 10 percent if net sales increased by 10 percent. The Committee also reserved the right to increase or decrease bonuses for the Chief Executive Officer and all other officers by up to 50 percent based on individual performance. The Committee believed this bonus opportunity for 1998 was appropriate and competitive.

The Committee's study of comparative companies in 1995 also reinforced its commitment to provide incentives for management to seek long-term growth for the Company. Thus, the Committee decided to grant stock options to officers every three years and performance based restricted stock awards annually. Accordingly during 1998, no stock options were granted to Mr. Roe or any other officer of the Company, but performance based stock awards for 9,416 shares were made to Mr. Roe as of January 1, 1998, and in lesser amounts to the other officers. See "Long-Term Incentive Plans-Awards in 1998", herein.

PROGRAM CHANGES EFFECTIVE IN 1999

As a part of their 1998 comprehensive review, Towers Perrin evaluated all of the Company's officer positions and compensation compared to the Company's compensation philosophy and guiding principles as well as competitive compensation practices. On the basis of their analysis, Towers Perrin reported several findings to the Committee. First, the Company's base salaries were generally appropriate except for the Chief Executive Officer whose salary was somewhat below equivalent positions at comparable companies. Second, bonuses for all officers were low based on corporate performance and program objectives. Third, long-term incentive compensation was significantly below the market for all officer positions.

The Committee reviewed the Towers Perrin report and met with Towers Perrin to discuss their findings. The Committee then agreed on the following changes to officer compensation:

ANNUAL COMPENSATION COMPONENT

The target total cash compensation (salary plus bonus) for officers was left at the fiftieth percentile of comparable companies. This required changing the Chief Executive Officer's compensation to increase both salary and bonus opportunity. Salaries and bonus opportunities for the other officers were increased by lesser amounts. The targeted improvement in earnings per share over 1998 necessary to achieve a 100 percent bonus payout was set at 8 percent and the sales increase required to receive a 10 percent bonus increase was set at 8 percent. The Committee again reserved the right to increase or decrease any officers bonus by up to 50 percent based on individual performance.

LONG-TERM COMPONENT

In evaluating long-term programs, Towers Perrin's analysis demonstrated that the Company's programs were not adequately achieving the objectives sought and were significantly behind the market for all levels of corporate performance. On Towers Perrin's recommendation, the Committee acted in 1998, to: (i) increase the levels of long-term incentive awards to better reflect competitive levels;
(ii) replace the existing performance based restricted stock award plan with a more traditional Time Accelerated Restricted Stock Award Program (TARSAP) having a three-year performance component, and; (iii) to award stock option grants annually. The Committee determined that a mix of 65 percent TARSAP and 35 percent stock options would be an appropriate mix. This program was implemented effective as of January 1, 1999.

MR. ROE'S COMPENSATION FOR 1998 AND 1999

Mr. Roe's base salary was increased effective January 1, 1999 to $700,000 from $600,000, which was his salary throughout 1998. Mr. Roe received a bonus of $279,000, in February 1999, with respect to his efforts in 1998 (compared with a bonus of $347,424 the previous year). The bonus paid to Mr. Roe was the direct result of the Company increasing its earnings per share by 6 percent over 1997, and achieving results which, in the Compensation Committee's judgment, warranted the bonuses paid to Mr. Roe and the other officers. As of January 1, 1999, the Committee granted Mr. Roe a TARSAP for 24,331 shares. Receipt of some of the shares in three years is conditioned upon the Company achieving a three-year EPS growth and a return on total capital according to a matrix. Shares not earned in the three-year period will be paid out to Mr. Roe at the end of five years, assuming his continued employment with the Company. Also, as of January 1, 1999, Mr. Roe received a stock option for 35,405 shares, at the closing market price as of December 31, 1998 ($37.9375). On the same date, most other officers received lesser TARSAP grants and stock options on the same terms as Mr. Roe.

The Omnibus Budget Reconciliation Act of 1993 (OBRA), imposes a $1,000,000 cap on deductibility of executive compensation. By action of the shareholders in 1997, all officer bonuses were intended to qualify as performance based compensation and thus are not subject to this limitation. The Committee believes that its compensation program, both annual and long-term, is in the best interests of the Company and its shareholders. While the Committee will continue to employ compensation programs which provide tax savings for the Company, it is possible that components of certain executive compensation programs may not be tax deductible to the Company.

THE COMPENSATION COMMITTEE

         Winslow H. Buxton, Chair
         Roger D. O'Shaughnessy
         C. Angus Wurtele

                              BEMIS RETIREMENT PLAN

The Bemis Retirement Plan (the "Retirement Plan") is a noncontributory defined benefit plan with a social security offset which provides benefits determined primarily by final average salary and years of service. The following table shows estimated annual retirement benefits under the Retirement Plan which would be payable at age sixty-five as a straight life annuity. If an employee's benefits are reduced pursuant to Internal Revenue Code limitations, the Bemis Company, Inc. Supplemental Retirement Plan provides that the Company will make a direct payment to that individual in a lump sum amount equal to the amount of the reduction or provide benefits over time equivalent to those otherwise payable under the Retirement Plan but for the Internal Revenue Code limitations. The benefits shown in the table below include these additional payments and do not reflect the statutory limitations.

                               PENSION PLAN TABLE


                            YEARS OF CREDITED SERVICE AT NORMAL RETIREMENT DATE
                    ---------------------------------------------------------------------
  FINAL AVERAGE                                                              30 AND
      SALARY               15               20                25              ABOVE
  -------------         --------         --------         ---------         ---------
    200,000              45,879            61,172           76,465            91,758
    300,000              70,879            94,505          118,132           141,758
    400,000              95,879           127,839          159,798           191,758
    500,000             120,879           161,172          201,465           241,758
    600,000             145,879           194,505          243,132           291,758
    700,000             170,879           227,839          284,798           341,758
    800,000             195,879           261,172          326,465           391,758
    900,000             220,879           294,505          368,132           441,758
  1,000,000             245,879           327,839          409,798           491,758
  1,100,000             270,879           361,172          451,465           541,758
  1,200,000             295,879           394,505          493,132           591,758


Compensation covered by the Retirement Plan for purposes of calculating final average salary includes salary and bonus amounts stated on the Summary Compensation Table. The estimated credited years of service for each of the named executive officers are as follows: John H. Roe 34 years; Jeffrey H. Curler 24 years; Robert F. Mlnarik 27 years; Scott W. Johnson 21 years; Benjamin R. Field 35 years; and Thomas L. Sall 20 years.

                                PERFORMANCE GRAPH

The following graph shows the cumulative total return to holders of the Common Stock of the Company for the last five years. The graph also shows the cumulative total return of the Standard & Poor's 500 Stock Index and an index of a group of peer companies against whom the Company competes and against whose performance the Company is often compared by financial analysts. The total return to stockholders of those companies comprising the peer group are weighted according to their stock market capitalization. The companies in the current peer group are: Avery Dennison Corporation; Ball Corporation; Crown Cork & Seal Company, Inc.; Owens-Illinois, Inc.; Sealed Air Corporation; and Sonoco Products. The peer group has been changed from last year because Sealright Co., Inc. was acquired by Huhteknaki, a Finish company; Stone Container Corporation and Jefferson Smurfit Corporation, an Irish paper company, merged on November 18, 1998; and Union Camp Corporation announced late in the year that it was being acquired by International Paper Company. Because none of the acquiring companies are appropriate peer companies the three acquired companies were deleted from the peer group. Owens-Illinois, a plastic and glass packing company was added to the group. The graph assumes the investment of $100 in each group on January 1, 1994, and the reinvestment of all dividends when and as paid.

                            TOTAL SHAREHOLDER RETURNS


                                      [GRAPH]


--------------------------------------------------------------------------------------
                                           YEAR ENDED DECEMBER 31
                        --------------------------------------------------------------
                           1993       1994       1995      1996      1997     1998
--------------------------------------------------------------------------------------
BEMIS COMPANY               100        104        114       167       204      179
--------------------------------------------------------------------------------------
PEER GROUP                  100        100        123       162       201      171
--------------------------------------------------------------------------------------
S & P 500                   100        101        139       171       229      294
--------------------------------------------------------------------------------------


                             APPOINTMENT OF AUDITORS

A further purpose of the meeting is to vote on the ratification of the appointment of independent auditors for the year ending December 31, 1999. While neither Missouri law, the Company's Restated Articles of Incorporation nor the Company's Bylaws require submission to the stockholders of the question of appointment of auditors, it has been the policy of the Company's Board of Directors since 1968 to submit the matter for stockholder consideration in recognition that the basic responsibility of the auditors is to the stockholders and the investing public. Therefore, the Audit Committee of the Board of Directors recommends stockholder ratification of the appointment of PricewaterhouseCoopers LLP, which has served as independent public auditor for the Company for more than 60 years. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Audit Committee. A representative of PricewaterhouseCoopers LLP will be present at the meeting, with the opportunity to make a statement and to respond to questions.

Proxies solicited by the Board of Directors will be voted for ratification of the appointment of PricewaterhouseCoopers LLP unless stockholders specify otherwise in their proxies.

                             STOCKHOLDER SUBMISSIONS

All stockholder proposals to be presented at the 2000 annual meeting of stockholders that are requested to be included in the Proxy Statement and form of proxy relating thereto must be received by the Company not later than December 1, 1999.

Under the Company's Bylaws, stockholder proposals to be brought before any meeting of stockholders or nominations of persons for election as a director at any meeting of stockholders must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice by the stockholder must be delivered or received at the Company's principle executive offices not less than 90 days before the first anniversary of the preceding year's annual meeting. If, however, the date of the annual meeting is more than 30 days before or after such anniversary date, notice by a stockholder shall be timely only if delivered or received not less than 90 days before such annual meeting, or, if later, within 10 business days after the first public announcement of the date of such annual meeting. The notice must set forth certain information concerning such proposal or such shareholder and the nominees, as specified in the Company's Bylaws. The presiding officer of the meeting may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.

The Board of Directors is not aware of any other matters to be presented to the meeting. However, if any matter other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ Scott W. Johnson

                                     Scott W. Johnson, Secretary

                                                    ------------------------
                                                    COMPANY #
                                                    CONTROL #
                                                    ------------------------
THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.
-  Follow the simple instructions the Voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/bms/ - QUICK *** EASY *** IMMEDIATE

-  Use the Internet to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to The Bemis Company, Inc, c/o Shareowner Services, -SM- P.O. Box 64873, St. Paul, MN 55164-9397.

   IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD


                            Please detach here

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.  To elect three directors for a term of three years.

    01 John H. Roe   02 Loring W. Knoblauch    03 Edward N. Perry

       /  / Vote FOR all nominees      /  / Vote WITHHELD from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

------------------------------------------------------------------------
/                                                                       /
------------------------------------------------------------------------

2. To vote upon ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company.

    / / For    / / Against    / / Abstain

3.  To transact such other business as may properly come before the meeting.

4. In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting. Only stockholders of record at the close of business on March 19, 1999 will be entitled to receive notice of and to vote at the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES.

Address Change?  Mark Box / /
Indicate Changes below:

Dated:                                           , 1999
      ------------------------------------------

------------------------------------------------------------------------
/                                                                       /
/                                                                       /
------------------------------------------------------------------------
Signature(s) in Box
(If there are co-owners both must sign)

THE SIGNATURE(S) SHOULD BE EXACTLY AS THE NAME(S) APPEAR PRINTED TO THE LEFT. IF A CORPORATION, PLEASE SIGN THE CORPORATION NAME IN FULL BY A DULY AUTHORIZED OFFICER AND INDICATE THE OFFICE OF THE SIGNER. WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, FIDUCIARY, ATTORNEY, TRUSTEE OR GUARDIAN, OR AS CUSTODIAN FOR A MINOR, PLEASE GIVE FULL TITLE AS SUCH. IF A PARTNERSHIP, SIGN IN THE PARTNERSHIP NAME.

                     BEMIS COMPANY, INC
              ANNUAL MEETING OF STOCKHOLDERS

                   THURSDAY, MAY 6, 1999
                         9:00 A.M.

      AUDITORIUM OF THE LUTHERAN BROTHERHOOD BUILDING
                   625 FOURTH AVENUE SOUTH
                   MINNEAPOLIS, MINNESOTA


Directions to Lutheran Brotherhood Building & Parking Information

                  I 94 Westbound from St. Paul
                      Take 5th St. exit
                    Turn left on 4th Ave.
                    Two blocks on the left

                      35W - Northbound
                      Take 94E at split
                     Take 5th Ave. exit
                      Go three blocks
                    Turn left on 7th St.
                        On the right

                           Hwy. 12
                    Take downtown exit
                    Turn right on 10th St.
                    Turn left on 3rd Ave.
                    Turn right on 6th St.
                    Two blocks on the right

                        I 94 Eastbound
                  Take Hwy. 55 exit going east
                      Turn left on 8th St.
                     Turn left on 5th Ave.
                      Turn left on 7th St.
                         On the right

                       35W - Southbound
                    Take Washington Ave. exit
                      Turn left on 4th Ave.
                     Six blocks on the left

                          I 394 East
                      Take 4th St. exit
                     Turn right on 4th Ave.
                     Two blocks on the left


                         Ramp Information
Centre Village Parking (612) 332-3984    Government Center Municipal Parking
                                         (612) 339-2560
       Both Ramps are connected to Lutheran Brotherhood by Skyway.


        BEMIS COMPANY, INC.
[LOGO]  222 SOUTH NINTH STREET, SUITE 2300                             PROXY
        MINNEAPOLIS, MINNESOTA 55402-4099
-------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL
MEETING ON THURSDAY, MAY 6, 1999.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2.

By signing the Proxy, you revoke all prior proxies and appoint Benjamin R. Field and Scott W. Johnson, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                 SEE REVERSE FOR VOTING INSTRUCTIONS

BEMIS COMPANY, INC.
BEMIS INVESTMENT
INCENTIVE PLAN

                         VOTING INSTRUCTIONS TO TRUSTEE

I hereby direct U.S. Bank National Association, as Trustee of the Bemis Investment Incentive Trust, to vote at the Annual Meeting of the Stockholders of Bemis Company, Inc. ("the Company") to be held on May 6, 1999 (or at any adjournment thereof) the Common Stock of the Company allocated to my Bemis Investment Incentive Plan.

I understand this card must be returned to the Trustee no later than April 26, 1999 if my voting instructions are to be honored. If it is not received by the Trustee by April 26, 1999, or if it is received but the voting instructions are invalid, the stock with respect to which I could have instructed the Trustee will be voted by the Trustee in the same proportion as votes actually cast by Plan Participants.

    The Trustee is hereby directed to vote as indicated below on the following proposals which are more fully described in the Company's Notice of Annual Meeting and Proxy Statement.

1. To elect three directors  / / FOR all nominees listed below             / / WITHHOLD AUTHORITY
  for a term of three years    (EXCEPT AS MARKED TO THE CONTRARY BELOW)      to vote for all nominees listed below

               John H. Roe, Loring W. Knoblauch, Edward N. Perry

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------
2. To vote upon ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company.

         / / FOR                  / / AGAINST                / / ABSTAIN

                                 BEMIS COMPANY, INC.
                                   BEMIS INVESTMENT
                                    INCENTIVE PLAN

                       -----------------------------------------

                 (continued, and to be signed on reverse side)

3. To transact such other business as may properly come before the meeting.

4. In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting.

THIS VOTING CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS VOTING CARD WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS VOTES ACTUALLY CAST BY PLAN PARTICIPANTS.

                                        Dated:
                                        ----------------------------------------

                                        ----------------------------------------
                                                                  Signature

                                        Please sign, date and promptly return
                                        this card using the enclosed envelope
                                        addressed to U.S. Bank National
                                        Association.